Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights for Global Fund" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A in the Proxy Statement/Prospectus of Security International Fund, a series of Security Equity Fund, relating to the reorganization into Security Global Fund, a series of Security Equity Fund, and to the incorporation by reference of our report dated November 8, 2002, with respect to the financial statements and financial highlights of each series of Security Equity Fund in this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
July 24, 2003